EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

IRISH KNIGHT HOLDINGS, L.L.C.

(AS “BUYER”),

AND

GREEN TECH PRODUCTS, INC.

(AS “SELLER”).

Dated as of June 13, 2011

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of June 13, 2011, between Irish Knight Holdings, L.L.C., an Iowa limited liability corporation (the “Buyer”), and Green Tech Products, Inc., an Iowa corporation (the “Seller”).

WHEREAS, Seller is engaged in the business of providing molded recycled rubber products and playground equipment (the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer wishes to acquire from Seller, certain assets of the Business, as described in Section 1.01 hereof, and Buyer is willing to assume certain liabilities of the Business, as described in Section 1.03 hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

ARTICLE I

TRANSFER OF ASSETS, CONSIDERATION, CLOSING, ETC.

SECTION 1.01 Transfer of Assets.

(a)      Assets. The assets, properties and business of Seller to be sold, conveyed, transferred and delivered by Seller to Buyer pursuant to this Section 1.01(a) are referred to in this Agreement as the “Assets”. On the terms and subject to the conditions hereinafter set forth, on the Closing Date (as hereinafter defined), Seller will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from Seller, with the exceptions described below, all of the tangible and intangible assets and properties of Seller, as the same shall exist on the Closing Date and wherever located, including without limitation the Assets described below:

(i) all tangible personal property of Seller, except as set forth on Schedule 1.01(a)(i) attached hereto;

(ii) all intellectual property of Seller, except as set forth on Schedule 1.01(a)(ii) attached hereto;

(iii) all inventory, including supplies, raw materials and work in process and finished goods;

(iv) all accounts receivable;

(v) all of Seller’s customer relationships, outstanding customer orders and goodwill and Seller’s right to own and operate its Business;

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(vi) all buildings and land;

(vii) all rights in all business telephone numbers and internet sites used in connection with the business and in the corporate name, trademark and trade name “Green Tech Products” and “National Playground Compliance Group” and to the goodwill represented thereby and pertaining thereto;

(viii) all of Seller’s licenses, permits, approvals and other governmental or non-governmental authorizations or consents, except as set forth Schedule 1.01(a)(vii);

(ix) all personal property leases; and

(x) all books and records and all data, files, documents, papers, agreements, books of account and other records pertaining to the Assets or the Business which are used in connection with the Assets or the Business, including records relating to current employees of Seller, client and customer lists and records, financial records, and accounting records.

(b)      Excluded Assets. Notwithstanding any other provision of this Agreement, Buyer is not purchasing, nor shall it be deemed to have assumed, any asset or receivable of Seller from any subsidiary of Seller, any shareholder or other related or affiliated person.

SECTION 1.02 Instruments of Conveyance and Transfer. On the Closing Date, Seller shall execute and deliver to Buyer (a) a bill of sale substantially in the form of the Bill of Sale attached hereto as Exhibit A (the “Bill of Sale”), transferring the Assets to Buyer and (b) such other bills of sale, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes of this Agreement. On the Closing Date, Buyer shall execute and deliver to Seller (a) an instrument of assumption of liabilities substantially in the form of the Instrument attached hereto as Exhibit B (the “Assumption Agreement”), assuming the Assumed Liabilities (as such term is defined below) from Seller and (b) such other instruments of assumption and other appropriate documents as may be reasonably requested by Seller in order to carry out the intentions and purposes of this Agreement.

SECTION 1.03 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Assets under this Agreement will be the amounts set forth below (the “Purchase Price”):

(a)      Promissory Note. A promissory note of the Buyer issued to the Seller in the principal amount of $100,000, such note to be in the form attached hereto as Exhibit C (the “Note”).

(b)      Purchase Credit. The Buyer will provide the Seller with a $50,000 credit towards the purchase of in-stock playground tile and equipment of Buyer and installation services to be performed by Buyer at Buyer’s original cost. The Seller may purchase such playground tile and equipment and installation services using its standard purchase order form. The credit shall not be applicable to the costs of any labor provided by third parties or to shipping costs or taxes of any kind. The Seller agrees this credit shall expire 270 days after the Closing if not used prior to then.

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(c)      Assumed Liabilities. In further consideration of Buyer’s purchase of the Assets, on the Closing Date, Buyer shall assume (i) all of the current liabilities of the Seller in existence as of the Closing Date (estimated as of the date of this Agreement to be approximately $890,926), (ii) all of the Seller’s obligations in existence as of the Closing Date (estimated as of the date of this Agreement to be approximately $210,937) to William O. Welch and Cheryl J. Welch pursuant to the terms of an Real Estate Contract (Short Form) dated December 29, 2006 and recorded in the public records of Warren County, Iowa on January 12, 2007 (Book 2007, Page 401) (the “Real Estate Contract”) and (iii) those liabilities and obligations of Seller which are specifically identified on Schedule 1.03 attached hereto (the obligations described in clauses (i), (ii) and (iii) of this Section 1.03(c), the “Assumed Liabilities”).

SECTION 1.04 Retirement of GWB Obligations. In further consideration of Buyer’s purchase of the Assets, on the Closing Date, Buyer shall pay directly to Great Western Bank (“GWB”), on behalf of Seller, such amount, not to exceed $221,427 (inclusive of all principal, accrued but unpaid interest and other charges, fees and obligations), in full satisfaction of all of Seller’s obligations to GWB under certain promissory notes (Loan #122001374 and Loan #12210751832) issued by Seller or its affiliates in favor of GWB (collectively, the “GWB Agreements”).

SECTION 1.05 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location to be selected by Seller and Buyer on the date that is one business day after satisfaction of the conditions set forth in Sections 4.01 and 4.02 below or at such other date as Seller and Buyer may mutually agree (such date and time of Closing herein called the “Closing Date”).

SECTION 1.06 Non-Assumption of Liabilities. Notwithstanding any other provision of this Agreement, Buyer is not assuming, nor shall it be deemed to have assumed, any liabilities or obligations of Seller other than those specifically set forth in Section 1.03 (including Schedule 1.03), whether actual, contingent, direct or indirect, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement (the “Excluded Liabilities”). Seller hereby acknowledges that it is retaining the Excluded Liabilities and Seller agrees to pay, discharge and perform all such liabilities and obligations promptly as and when due. Without in any way limiting the generality of the foregoing, Buyer shall not assume or be obligated to pay, perform or discharge any liabilities, obligations or commitments of Seller relating to or arising out of any of the following:

(a)      Transaction Documents. Any liabilities and obligations arising out of Seller’s obligations under this Agreement and the other documents executed in connection with the Closing;

(b)      Taxes. Any liabilities for federal, state and local Taxes (as hereinafter defined) of Seller relating to the sale of the Assets (as a result of income, gain or otherwise) for any period prior to or including the Closing Date;

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(c)      Indebtedness. Except to the extent expressly set forth on Schedule 1.03, and subject to the limits set forth thereon, any liabilities and obligations to repay indebtedness for borrowed money incurred by Seller, whether current or long term liabilities, including any liabilities or obligations under any capitalized leases, or other third parties, any negative cash balance with any financial institution, bonds, debentures or installment contracts;

(d)      Professional Fees. Any liabilities and obligations of Seller for fees, costs and expenses of attorneys, independent public accountants, investment bankers or other representatives incurred in connection with the negotiation, preparation or consummation of the Closing;

(e)      Litigation. Any liabilities and obligations of Seller relating to the Assets arising out of any action based on any state of facts or events occurring on or prior to the Closing Date including but not limited to pending litigation;

(f)      Employment Matters. Except to the extent expressly set forth on Schedule 1.03, and subject to the limits set forth thereon, any liabilities and obligations of Seller for any workers’ compensation, payroll and other Taxes (or withholdings or similar items and any wages, bonuses, commissions, sick pay or vacation payments, severance payments or other compensation;

(g)      Violation of Law. Any violation or non-compliance with applicable law by Seller relating to the Business;

(h)      Intercompany Liabilities. Any liabilities or obligations of Seller to any subsidiary of Seller, any shareholder or other related or affiliated person; and

SECTION 1.07 Purchase Price; Allocation of Purchase Price.

(a)      Allocation. As promptly as practical after the Closing, Seller shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), and any similar provision of state, local or foreign law, as appropriate. If Buyer fails to raise any objection, in writing, to the allocation prepared by the Buyer within 15 days after receipt thereof, such allocation shall be conclusively binding on the parties. If Buyer objects to Seller’s allocation, in writing, within 15 days after receipt thereof, the parties shall use commercially reasonable efforts to jointly determine the allocation of the Purchase Price among the Assets. If, within 15 days after receipt of such objection notice, the parties have not agreed to the allocation, the parties shall resolve the matter through arbitration pursuant to Section 7.06 of this Agreement. Buyer and Seller shall report, act and file any and all Tax Returns (as defined below) in all respects in a manner consistent with the allocation finally determined pursuant to this Section 1.07(a). Neither Buyer nor Seller shall take any position inconsistent with such allocation upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise unless required to do so by applicable law.

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(b)      Cooperation. Buyer and Seller shall duly and timely file their respective Tax returns with respect to the sale of the Assets and payments hereunder in accordance with this Section 1.07. Buyer and Seller shall cooperate in the preparation of such Tax returns. In the event that any allocation hereunder is questioned, audited or disputed by any taxing authority, the party receiving notice thereof shall promptly notify and consult with the other party concerning the strategy for the resolution thereof, and shall keep the other party apprised of the status of such question, audit or dispute and the resolution thereof.

SECTION 1.08 Further Assurances. If at any time after the Closing Date, Buyer shall reasonably consider or be advised that any further assignments or assurances in law or any other acts are necessary, (a) to vest, perfect or confirm, of record or otherwise, in Buyer, the title to Assets acquired by reason of, or as a result of, this Agreement, or (b) otherwise to carry out the purposes of this Agreement, Seller shall execute and deliver such other assignments or assurances in law and will take such further action, as may be reasonably requested by Buyer to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purposes of this Agreement; provided, however, if such assignments, assurances or other acts are not so promptly carried out by Seller, Seller agrees that Buyer and its proper officers and directors are fully authorized in the name of Seller to take any and all such action upon reasonable advance notice to Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.01 Representations and Warranties of Seller. As used in this Section 2.01, Seller will be deemed to have “Knowledge” of a particular fact or matter if and only if: (i) any of the officers or directors of Seller’s parent company, GreenMan Technologies, Inc. (the “Parent”), is actually aware of such fact or matter or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation of the Parent’s books and records; provided, however, that no such individual shall be required to consult any docket or public records or make any inquiry of any unrelated third parties; and, provided further, that in no event shall the knowledge of Tim Mahoney and/or Ernest Knight be attributed to Seller or to Parent’s officers or directors. Except as set forth on Schedule 2.01 attached hereto (the “Disclosure Schedule”) delivered by Seller to Buyer concurrently with the execution of this Agreement, Seller represents and warrants to Buyer as follows:

(a)      Organization and Qualification, etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Seller has full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly qualified to do business and is in good standing in each other jurisdiction as set forth in Section 2.01(a) of the Disclosure Schedule where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, “Material Adverse Effect” means any change in, or effect on, or series of related changes in, or related effects on, the business of such party as currently conducted by such party and its subsidiaries which, when taken as a whole, is materially adverse to the results of its operations or financial or other condition before giving effect to the transactions contemplated by this Agreement and other than such changes or effects generally affecting the industry of such party and its subsidiaries or the economy of the United States.

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(b)      Authority Relative to Agreement. Seller has the power and authority to execute and deliver this Agreement and each of the other agreements, documents and instruments to be executed and delivered pursuant to this Agreement (together, the “Seller Documents”) and to consummate the transactions contemplated on the part of Seller hereby and thereby. No other legally required proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or of the Seller Documents, or the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). The Seller Documents, when executed and delivered by Seller, shall be duly executed and delivered by Seller, and shall be valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject only to the exceptions set forth in the preceding sentence.

(c)      Non-Contravention. Except as set forth in Section 2.01(c) of the Disclosure Schedule, the execution and delivery of this Agreement by Seller do not, and the execution and delivery by Seller of the Seller Documents and the consummation by Seller of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation or By-Laws of Seller, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the Assets pursuant to any provision of, any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Seller is a party or by which any of the Assets is bound, or (iii) violate any law, ordinance or regulation to which Seller or the Assets is subject. Except for the approval of the transactions contemplated by this Agreement by the Parent’s stockholders or as set forth in Section 2.01(c) of the Disclosure Schedule, no consent or approval by any third party is required in connection with the execution, delivery and performance of this Agreement or the Seller Documents by Seller.

(d)      Litigation. To the Knowledge of the Seller, there are no actions, suits or proceedings with respect to the Assets or the Business pending or threatened against Seller, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality (individually, a “Governmental Entity”) other than those set forth in Section 2.01(d) of the Disclosure Schedule. To the Knowledge of Seller, there is no investigation pending or threatened against Seller, its properties or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Business to offer or sell any of its products.

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(e)      Government Approvals; Permits.

(i)      Except for the filing with the United States Securities and Exchange Commission (the “SEC”) of preliminary and definitive forms of a proxy statement, the filing of one or more Current Reports on Form 8-K with the SEC and such filings as may be required pursuant to the rules and regulations of the Over-The-Counter-Bulletin-Board, no consent, authorization, order or approval of, or filing or registration with, any Governmental Entity is required for the execution and delivery of this Agreement or the Seller Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby.

(ii)      To the Knowledge of the Seller, except as set forth in Section 2.01(e)(ii) of the Disclosure Schedule, neither the delivery by Seller of this Agreement or the Seller Documents, nor the operation by Seller of the Business, requires any permit, certificate, license, consent, approval or authorization of any Governmental Entity (each, a “Permit”). To the Knowledge of the Seller, all Permits identified in Section 2.01(e)(ii) of the Disclosure Schedule are valid, in full force and effect, and are transferable to Buyer without the consent or approval of any Governmental Entity.

(f)      Liabilities; Contracts. Seller has no liabilities or obligations, contingent or otherwise, other than as set forth in Section 2.01(f) of the Disclosure Schedule. Section 2.01(f) of the Disclosure Schedule sets forth a true and complete list of all contracts and leases, whether written or oral, to which Seller is a party or by which any of the Assets may be bound. All such contracts and leases are valid and in full force and effect in accordance with their respective terms. Except as set forth on Section 2.01(f) of the Disclosure Schedule, there are no defaults under any such contracts or leases attributable to Seller, and no material event has occurred which (whether or not with notice, lapse of time or both) would constitute a default.

(g)      Absence of Certain Changes or Events. Except as set forth in Section 2.01(g) of the Disclosure Schedule, Seller has not:

(i)      to its Knowledge, waived or released, under any contract, rights of Seller with respect to the Assets having value to the Business, other than in any case in the ordinary course of business and consistent with past practice;

(ii)      suffered any labor trouble or claim of wrongful discharge, discrimination or other unlawful labor practice or action;

(iii)      commenced or threatened to commence any lawsuit or proceeding against a third party;

(iv)      negotiated or agreed to do any of the things described in the preceding clauses (i) through (iii); or

(v)      suffered any Material Adverse Effect.

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(h)      Title to Assets; Absence of Liens and Encumbrances, etc. Upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire from Seller good and marketable title to all of the Assets, free and clear of any liens, charges, pledges, security interests or other encumbrances except those set forth in Section 2.01(h) of the Disclosure Schedule. The Assets include all assets, properties, rights, interests and claims used in the conduct of the Business by Seller. The Assets are suitable for the uses for which they are presently used by Seller and are free from any material defects, ordinary wear and tear excepted. SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND CONVEYS ALL ASSETS ”WHERE IS/AS IS” EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

(i)      [Reserved.]

(j)      [Reserved.]

(k)      [Reserved.]

(l)      Intangible Assets; Intellectual Property

(i)      Section 2.01(l) of the Disclosure Schedule sets forth a true and correct list of all of the intangible assets and intellectual property of the Seller, including without limitation patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, mask works, mask work rights, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business (“Intellectual Property”), as currently conducted or as proposed to be conducted by the Seller. The Seller owns, or is licensed or otherwise possesses legally enforceable rights to use all such Intellectual Property, in each case free and clear of all Liens. All patents, trademarks, service marks and copyrights held by the Seller are valid, existing and enforceable. There is no Intellectual Property that is used in the business and is material to the business, operations or prospects that is not set forth in Section 2.01(l) of the Disclosure Schedule. The Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any intellectual property, of any kind, other than indemnification provisions contained in purchase orders, and contracts for sale, license or other disposition of products arising in the ordinary course of business.

(ii)      The Seller has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and, to the Seller’s Knowledge, no such suit, action or proceeding has been threatened. Neither the conduct of the business as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of the Seller as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by the Seller of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trade name, patent, industrial model, invention, service mark, trade secret, copyright or any other proprietary right of any third party. To the Knowledge of the Seller, no third party is challenging the ownership by or license rights in the Seller, or validity or effectiveness of, any of the Intellectual Property and to the Knowledge of the Seller, there is no basis for such challenge. The Seller has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

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(m)      Environmental Matters

(i)      To the Knowledge of the Seller, except for violations the existence of which would not, individually or in the aggregate, have a Material Adverse Effect, the Seller is and at all times have been in compliance with all federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials (as defined below) or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public (“Environmental and Safety Laws”). The Seller has not received any notice (verbal or written) of any noncompliance of any facility, or of any other facilities currently or formerly owned, leased or occupied by the Seller, or of the Seller’s past or present operations, with any Environmental and Safety Laws. To the Knowledge of the Seller, all Hazardous Materials generated by the Seller and wastes have been disposed of in accordance with all Environmental and Safety Laws.

(ii)      To the Knowledge of the Seller, (A) the Seller is not a potential responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or state analog statute, arising out of events occurring prior to the Closing Date; (B) there has not been in the past, and there is not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from any facility (including without limitation, soils and surface and ground waters); (C) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any facility; (D) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located at any facility or any equipment at any facility containing PCBs at levels in excess of 50 parts per million; (E) there is no formaldehyde on or in any Facility, nor any insulating material containing urea formaldehyde in any facility; and (F) the Seller is not liable for any off-site contamination nor under any Environmental and Safety Laws, except where such liability would not have a Material Adverse Effect.

(iii)      “Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum or petroleum products including crude oil or any fractions thereof; natural gas, synthetic gas, or any mixtures thereof; radon; asbestos; or any other pollutant or contaminant.

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(n)      Confidentiality. Seller has taken all steps that reasonably are required to protect Seller’s rights in confidential information of the Business or provided by any other person to Seller. Without limiting the foregoing, Seller has and enforces a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, consultants and contractors of Seller have executed such an agreement.

(o)      Compliance with Law; No Defaults. The Business is in material compliance with all applicable federal, state, or local laws, statutes, ordinances, rules, regulations and codes of any Governmental Entity applicable to the Business. Seller is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal with respect to the Assets or the Business, and Seller has not been notified that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject with respect to the Assets or the Business, or that it has failed to obtain any Permit necessary to the ownership of the Assets or the operation of the Business.

(p)      Restrictions on Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or otherwise binding upon Seller which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of Seller.

(q)      Taxes

(i)      Filing of Tax Returns. Seller has timely filed with the appropriate taxing authorities all returns in respect of Taxes required to be filed from October 1, 2007 through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date. The Tax Returns and other information filed with any taxing authority are complete and accurate in all material respects.

(ii)      Payment of Taxes. All Taxes payable by Seller, in respect of periods beginning after October 1, 2007 and ending on or before the Closing Date, have been timely paid or fully accrued, and Seller has no liability for Taxes in excess of the amounts so paid or accrued. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)      Audits, Investigations or Claims. There are no pending or threatened audits, investigations, claims or other actions for or relating to any additional liability of Seller in respect of Taxes, and there are no matters under discussion between Seller and any Governmental Entity with respect to Taxes. There are no tax liens on any of the Assets.

(iv)      Withholding of Purchase Price. Seller is not, and never has been, a United States real property holding corporation within the meaning of Section 897 of the Code (as defined below), and Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code or any provision of state, local or foreign law upon payment of the Purchase Price to the Seller.

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(v)      Definitions. “Taxes” shall mean any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Entity, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto. “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller.

(r)      Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any other person on behalf of Seller in such manner as to give rise to any valid claim by any other person against Seller or Buyer for a finder’s fee, brokerage commission or similar payment.

(s)      Leases. There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right to use any portion of the Assets.

(t)      No Options. Except for liens under the GWB Agreements, there are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.

(u)      Possession. There are no parties, other than Seller, in possession of the Assets.

(v)      Prior Sales.   To the Knowledge of the Seller, all of the services rendered and products sold by Seller in connection with the Business have been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller giving rise to any liability) for replacement, repair or other damages in connection with such services or products. No services rendered or products sold by the Seller are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. To the Knowledge of the Seller, except as set forth in Schedule 2.01(v) of the Disclosure Statement, there are no unfilled commitments of Seller to deliver any product or service. To the Knowledge of the Seller, there are no outstanding agreements for Seller to provide services or products other than on terms and conditions customary with past practice or at any discount.

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(w)      Employees and Contractors

(i)      Seller has:

(x)      complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those relating to wages, hours, employee benefits, collective bargaining, unfair labor practices, employment discrimination, and any other employee-related laws, and the withholding and payment of taxes and contributions; and

(y)      withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and contractors; and Seller is not liable for any arrears of wages or for any tax or penalty for failure to comply with the foregoing.

(ii)      Seller has made all payments now due or past due with respect to wages, salaries and bonuses, and any and all other employee benefits, including, without limitation, any required reimbursement for employee or contractor expenses, earned, incurred or accrued prior to the Closing Date.

(iii)      Seller has not promulgated any bonus, retirement, stock purchase, deferred compensation or other similar plan providing benefits for its employees or contractors and has not announced the prospective promulgation thereof which Buyer will be required to assume.

(iv)      (x) No report has been filed by Seller since October 1, 2007 with governmental agencies relating to equal employment opportunities, employment of protected classes or discrimination in employment; (y) no decisions have been rendered since October 1, 2007 by courts or governmental agencies with respect to claims or complaints filed against Seller alleging unlawful employment practices, and (z) no such claims or complaints relating to the foregoing are now pending.

(x)      Employee Benefit Plans.  Schedule 2.01(x) of the Disclosure Statement sets forth a description of the group insurance benefit and medical plans, cafeteria plans, profit sharing or pension plans, Section 401(k) Plans, and all other material fringe benefit or perquisite plans or programs for the benefit of the Seller's employees or former employees in effect at Closing (collectively, “Plans”). The Seller has heretofore delivered to the Buyer a copy of all such Plans.

(y)      Relationship with Suppliers. The Seller does not believe or have any reasonable grounds to believe that any supplier to the Seller will not be willing to enter into a similar supplier relationship with the Buyer following the Closing.

(z)      Collective Bargaining and Labor Disputes. Seller is not a party to, or bound by any agreement, contract, obligation, understanding or commitment regarding the unionization of any of the employees employed in the Business. There has been no material labor dispute, strike or work stoppage affecting the business within the past two years; and Seller does not know nor has reasonable grounds to know of any state of facts or circumstances or the occurrence of any event which might give rise to a material labor dispute, strike or work stoppage affecting the business. The Seller has not received notice that it has committed any unfair labor practices.

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(aa)      Representations Complete. None of the representations or warranties made by Seller in this Agreement, nor any statement made in the Disclosure Schedule or in any certificate furnished by Seller to Buyer pursuant to this Agreement, when taken together as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 2.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)      Organization and Qualification, etc. Buyer is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Buyer has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

(b)      Authority Relative to Agreement. Buyer has the power and authority to execute and deliver this Agreement, the Note and each of the other agreements, documents and instruments to be executed and delivered pursuant to this Agreement (together, the “Buyer Documents”) and to consummate the transactions contemplated on its part hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery at the Closing Date of this Agreement by Seller, is its valid and binding agreement, enforceable against Buyer, in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity, including concepts of reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). The Buyer Documents, when executed and delivered by Buyer, shall be duly executed and delivered by Buyer, and shall be valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to the exceptions set forth in the preceding sentence.

(c)      Non-Contravention. The execution and delivery of this Agreement by Buyer do not, and the execution and delivery by Buyer of the Buyer Documents and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon the property of Buyer pursuant to any provision of, any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Buyer is a party or by which any of its assets may be bound, or (iii) violate any law, ordinance or regulation to which Buyer is subject.

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(d)      Government Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement or the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby.

(e)      Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against Buyer or Seller for a finder’s fee, brokerage commission or similar payment.

(f)      No Knowledge of Breach. Neither Buyer nor any of Buyer’s equity owners, managers, directors, employees or agents, including without limitation Tim Mahoney and Ernest Knight, has any knowledge, or reason to believe, that any of the Seller’s representations set forth in Article II are incorrect or misleading in any respect.

ARTICLE III

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 3.01 Conduct of Business. During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, Seller shall conduct the Business according to its ordinary and usual course of business and use its best efforts to preserve substantially intact the Assets, keep available the services of Seller’s employees, officers and directors and maintain its present relationships with customers, suppliers and others having significant business relationships with it. Seller shall cause representatives to confer with representatives of Buyer to keep them informed with respect to the general status of the on-going operations of the Business. Each party hereto will at any time before or after the Closing Date, upon request of the other party hereto, take all such further action, as may be reasonably requested by the other party to carry out the intent of this Agreement. However, this Agreement shall be effective regardless of whether any such additional actions are taken.

SECTION 3.02 Access to Information by Buyer. Upon reasonable notice to Seller, Buyer may, prior to the Closing Date, have access to the Business and Assets and information concerning Seller’s financial and legal condition as Buyer deems reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall be during normal business hours and shall not interfere with normal operations of the Business and provided further that such access shall be subject to any confidentiality restrictions to which Seller is subject, either by contract or under any applicable law. Seller agrees to permit Buyer and its authorized representatives to have, or cause them to be permitted to have, after the date hereof and until the Closing Date, upon reasonable notice, full access to the premises, books and records of the Business during normal business hours, and Seller shall cause the employees of Seller assigned to the Business to furnish Buyer with such financial and operating data and other information with respect to the Business and the Assets as Buyer shall from time to time reasonably request.

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SECTION 3.03 Confidentiality. Seller covenants and agrees that, for a period of five years following the Closing Date, (a) it will hold all information concerning the Business and the Assets, and all information concerning Buyer received from Buyer (other than information which (i) becomes generally available to the public, (ii) was available to Seller on a non-confidential basis prior to its disclosure by Buyer, or (iii) becomes available to Seller on a non-confidential basis from a source other than Buyer that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation) on a confidential basis, (b) not use itself or voluntarily disclose (other than pursuant to legal process after an opportunity to restrict or otherwise limit disclosure) to others any such information, (c) upon request promptly return every document furnished by Buyer in connection herewith and any copies thereof it may have made and to destroy any summaries, compilations or similar documents it may have made or derived from such material and have its representatives promptly return such documents and copies and destroy such summaries, compilations or similar documents.

SECTION 3.04 Consents and Authorizations.

(a)      General. As soon as practicable, each of the parties hereto will commence to take all reasonable action to obtain all authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)      Parent’s Stockholders’ Meeting. As soon as practicable following the execution of this Agreement, the Parent shall duly call, give notice of, convene and hold a meeting of the Parent’s stockholders for the purpose of considering resolutions authorizing the transactions contemplated by this Agreement (the “Parent Stockholders’ Meeting”). Unless this Agreement has been terminated pursuant to Section 6.01, the Parent shall hold the Parent Stockholders’ Meeting as soon as is practicable. The Parent will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of resolutions authorizing this Agreement and the transactions contemplated hereby; provided, however, that neither Parent nor its Board of Directors shall be required to recommend the approval of such resolutions by the Parent’s stockholders if, after consultation with outside legal counsel, such Board of Directors determines in good faith that such recommendation would be a breach of its fiduciary duties under applicable law.

(c)      Proxy Statement. As promptly as practicable following the date of this Agreement, the Parent shall prepare and file with the SEC the preliminary proxy statement relating to the adoption of resolutions authorizing the transactions contemplated by this Agreement by the Parent’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”). The Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Parent shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Parent’s shareholders as promptly as reasonably practicable after the date of this Agreement.

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SECTION 3.05 Non-Assignable Contracts. Seller shall use its commercially reasonable efforts to obtain and deliver to Buyer at or prior to the Closing Date such consents or waivers as are required in order that any contract which would be breached or violated, or would give any other party the right to cancel the same, as a result of the consummation of the transactions contemplated hereby, shall not be so breached or violated or result in such right of cancellation.

SECTION 3.06 Non-Competition and Non-Solicitation. In consideration of Buyer’s consummation of the transactions contemplated by this Agreement, and as a material inducement to Buyer to enter into this Agreement, Seller covenants and agrees as follows:

(a)      Non-Compete. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Noncompete Period”), neither Seller nor any affiliate of Seller will at any time, in any capacity, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an agent, security holder, consultant, stockholder, subsidiary, partner or otherwise with, any person, firm, corporation or business that engages in any activity that is the same as, similar to, or competitive with the Business, anywhere within any county of any state or territory of the United States.

(b)      Non-Solicitation. During the Noncompete Period, neither Seller nor any affiliate of Seller will at any time, in any capacity, directly or indirectly, (i) induce or attempt to induce any employee of Buyer to leave their employ, or otherwise solicit the employment of any such employee of Buyer, hire any such employee or in any way interfere with the relationship between Buyer and any of such employees, (ii) induce or attempt to induce any customer of Buyer to cease doing business with Buyer or in any way interfere with the relationship between Buyer and any of its customers or business relations, or (iii) solicit the business of any then existing customer of Buyer.

(c)      Invalid Provisions. If, at the time of enforcement of the provisions of this Section 3.06, a court of competent jurisdiction holds that any of the restrictions set forth in Section 3.06 are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, geographic area or scope of activity, or any other reason, the parties agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances will be substituted for the stated period, scope or geographic area.

(d)      Enforcement. Without limiting any of Buyer’s rights under this Agreement, the parties hereto acknowledge that Buyer will be entitled to enforce its rights under this Section 3.06 specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach or threatened breach of any provisions of this Section 3.06 and to exercise all other rights existing in its favor. The parties acknowledge and agree that the breach of any term or provision of this Section 3.06 by Seller will materially and irreparably harm Buyer, that money damages will accordingly not be an adequate remedy for any breach of the provisions of this Section 3.06 by Seller and that Buyer in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Section 3.06.

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SECTION 3.07 Taxes. Seller shall duly and timely withhold or collect, pay over and report to the appropriate authority any Taxes required to be withheld or collected by Seller with respect to the Assets on or before the Closing Date under all applicable laws.

SECTION 3.08 No Disparaging Remarks. Seller and Buyer agree that, from and following the Closing Date, neither will make, directly or indirectly, or cause or assist any other person or entity to make, directly or indirectly, any oral or written statement containing any comments which could be reasonably considered to be disparaging regarding the Business, the Buyer or Seller or any former, existing or future manager, member, officer, director, shareholder, employee, supplier or customer of Buyer or Seller or any company affiliated with either Buyer or Seller, except any statement made in connection with any legal or arbitration proceeding.

SECTION 3.09 Corporate Identity. Seller acknowledge that, as between Seller and Buyer, as of and following the Closing, Buyer has the absolute and exclusive proprietary right to all names, marks, trade names and trademarks incorporating the words “Green Tech Products” and “National Playground Compliance Group” or any derivative or variation thereof or any distinctive mark associated therewith (collectively, “GTECH Names”) and to all corporate symbols or logos incorporating the such words or any derivative or variation thereof or any distinctive mark associated therewith (collectively, “GTECH Logos”), and that all rights thereto and the goodwill represented thereby and pertaining thereto are being transferred to Buyer. From and after the Closing Date neither Seller nor any if its affiliates will use any GTECH Names or GTECH Logos in or on any of their literature, sales materials or products or otherwise in connection with the sale of any products or services.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer prior to or at the Closing Date of each of the following conditions:

(a)      Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any Seller Document or closing certificate delivered to Buyer pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and Seller shall have delivered to Buyer a certificate to that effect.

(b)      Compliance with Covenants. Seller shall have performed and complied in all material respects with all covenants of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect.

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(c)      Seller Documents. Seller shall have duly executed and/or delivered to Buyer:

(i)       The Bill of Sale in the form attached hereto as Exhibit A, transferring good and valid title to the Assets to Buyer;

(ii)      The Assignment of the Real Estate Contract in the form attached hereto as Exhibit D, under which the Buyer will assume all of the Seller’s obligations under the Real Estate Contract from the Seller, and William O. Welch and Cheryl J. Welch will release the Buyer from all further obligations thereunder (the “Real Estate Assignment”). The parties agree to execute a memorandum of assignment in recordable form.

(iii)      The Indemnity Agreement in the form attached hereto as Exhibit E, duly executed by the Parent.

(iv)      Statements from the Unemployment Insurance Division of the Iowa Department of Workforce Development and the Iowa Department of Revenue releasing the Buyer from liability for taxes or stating that the Seller is not delinquent.

(v)       Such other bills of sale, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes of this Agreement.

(d)      Obligations to GWB. Seller shall have provided Buyer with:

(i)       Documentation from GWB stating the full amount due and payable (including, but not limited to, principal, interest, penalties, make-whole fees, transaction fees, etc.) to GWB under the GWB Agreements and all other loan agreements, promissory notes and other credit instruments from or with GWB in order to satisfy and extinguish all of Seller’s liabilities and obligations to GWB as of the Closing Date; and

(ii)       Documentation evidencing arrangements by Seller that, upon payment of such amount pursuant to Section 1.04(f), all liens, encumbrances, security interests, deeds of trusts and other similar interests in Seller’s assets or property are terminated, cancelled and otherwise removed by GWB.

(d)      Financing. Simultaneously with or prior to the Closing, Buyer shall have obtained sufficient financing, on terms satisfactory to Buyer, to allow Buyer to pay to GWB the amounts contemplated pursuant to Section 1.04(a).

(e)      Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against Seller or against Buyer, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or (ii) to have a Material Adverse Effect.

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(f)      Consents. On or prior to the Closing Date, Seller shall have obtained each of the consents to the transactions contemplated by this Agreement identified in Section 2.01(c) of the Disclosure Schedule.

(g)      Supporting Documents. On or prior to the Closing Date, Buyer and its counsel shall have received copies of the following supporting documents:

(i) (A) The Articles of Incorporation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Iowa, and (B) a certificate of said Secretary dated as of a recent date as to the good standing of Seller and (if available in the state of incorporation of Seller) listing all documents of Seller on file with said Secretary; and

(ii) certificates of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-Laws of Seller as in effect on the date of such certification; (B) that attached thereto are true and complete copies of resolutions adopted by Seller’s Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Articles of Incorporation of Seller have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; and (D) as to the incumbency and specimen signature of any officer of Seller executing any certificate or instrument furnished pursuant hereto, and a certificate by another officer of Seller as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

(h)       Stockholder Approval. The Parent’s stockholders shall have approved the transactions contemplated by this Agreement.

(i)      Regulatory Approvals. Buyer shall have obtained any required regulatory approvals and Permit transfers, specifically including, without limitation, transfer of all Permits identified in Section 2.01(e)(ii) of the Disclosure Schedule.

(j)      Corporate Proceedings. All corporate and other proceedings to be taken by the Seller in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel will have received all such counterpart originals or certified or other copies of such documents and other closing documents as they reasonably may request.

SECTION 4.02 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller prior to or at the Closing Date of each of the following conditions:

(a)      Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any Buyer Document or closing certificate delivered to Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, other than such representations and warranties as are specifically made as of another date, and Buyer shall have delivered to Seller a certificate to that effect.

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(b)      Compliance with Covenants. Buyer shall have performed and complied in all material respects with all covenants of this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to such effect.

(c)      Obligations to GWB. Buyer shall have paid to GWB the amounts contemplated by Section 1.04(a).

(d)      Accelerated Vesting of Stock Option Grants. The Seller shall provide written documentation from the Parent indicating that the stock options granted to Tim Mahoney on March 4, 2010 and Ernest Knight on June 4, 2010 shall be immediately vested and exercisable concurrent with the Close and shall be exercisable for a period of five years after the Closing.

(e)      Buyer Documents. Buyer shall have delivered to Seller:

(i)       an instrument of assumption in the form attached hereto as Exhibit B sufficient to effect the assumption of all Assumed Liabilities, duly executed by Buyer;

(ii)       the Note in the form attached hereto as Exhibit C, duly executed by Buyer;

(iii)       the Real Estate Assignment in the form attached hereto as Exhibit D, duly executed by Buyer and by William O. Welch and Cheryl J. Welch.

(f)      Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against Seller or against Buyer, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or (ii) to have a Material Adverse Effect.

(g)      Corporate Proceedings. All corporate and other proceedings to be taken by Buyer in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Seller and its counsel, and Seller and its counsel will have received all such counterpart originals or certified or other copies of such documents and other closing documents as they reasonably may request.

(h)      Supporting Documents. On or prior to the Closing Date, Seller and its counsel shall have received copies of the following supporting documents:

(i) (A) copies of the Articles of Incorporation of Buyer, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Iowa, and (B) a certificate of said Secretary of State dated as of a recent date as to the status of Buyer; and

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(ii) a certificate of the Secretary or an Assistant Secretary of Buyer dated the Closing Date and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws as in effect on the date of such certification; (B) that attached thereto are true and complete copies of resolutions adopted by Buyer’s Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Articles of Incorporation have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; and (D) as to the incumbency and specimen signature of each officer executing this Agreement and a certification by another officer of such company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

(i)       Stockholder Approval. The Parent’s stockholders shall have approved the transactions contemplated by this Agreement.

ARTICLE V

SURVIVAL; INDEMNIFICATION

SECTION 5.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing Date and shall remain in full force and effect for eighteen months after the Closing Date; provided, however that (i) the representations and warranties set forth in Sections 2.01(l), 2.01(m) and 2.01(q) will survive until three months after the expiration of the applicable statute of limitations (with extensions) and (ii) the representations and warranties of the parties set forth in Sections 2.01(a), 2.01(b), 2.01(h), 2.02(a) and 2.02(b) will survive the Closing Date indefinitely. Any claim (whether or not fixed as to liability or liquidated as to amount) pending on the expiration date of the applicable survival period set forth above for which a claim notice has been given in accordance with this Article V on or before such expiration date may continue to be asserted and indemnified against until finally resolved.

SECTION 5.02 Indemnification Generally.

(a)      By the Seller. Seller agrees to indemnify, save, hold harmless and defend Buyer, its affiliates and officers, directors, principals, agents, employees or other authorized representatives, successors and assigns, from and against any and all costs and losses, including without limitation Taxes, liabilities, obligations, damages, deficiencies, actions, claims, demands, and expenses (whether or not arising out of third-party claims), and reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (“Losses”), asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement or in any certificate or other closing document delivered pursuant to this Agreement (each representation and warranty being read for this purpose without regard to any “materially,” “Material Adverse Effect,” “in any material respect” or similar exception or qualifier contained in any such representation or warranty); (ii) any failure by Seller to perform or observe any covenant, agreement

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or condition to be performed or observed by it under this Agreement or in any certificate or other closing document delivered pursuant to this Agreement; (iii) any acts or omissions of Seller relating to the operations, ownership, condition or conduct of the Business and the Assets prior to the Closing, whether or not disclosed in any Schedule to this Agreement; and (iv) any Excluded Liability. Seller shall not be responsible for indemnifying Buyer against any costs or losses related to the breach of a representation or warranty of which Buyer had actual knowledge on the Closing Date; provided, however, that (i) Buyer acknowledges and agrees that, to the extent that Buyer or any of Buyer’s equity owners, managers, directors, employees or agents, including without limitation Tim Mahoney and Ernest Knight, knew or should have known that any representation and warranty made by Seller in or pursuant to this Agreement or in any certificate or other closing document delivered pursuant to this Agreement is or might be inaccurate or untrue, Seller shall have no indemnification obligations under this Section 5.02(a) or otherwise, and (ii) this sentence constitutes a complete release and waiver of any and all liabilities, obligations, damages, deficiencies, actions, claims, demands, expenses (whether or not arising out of third-party claims) and rights to indemnity, whether in law or in equity, against Seller by Buyer, or by any person claiming through Buyer, arising out of breach of such representation and warranty.

(b)      By Buyer. Buyer agrees to indemnify, save, hold harmless and defend Seller, its affiliates and officers, directors, principals, agents, employees or other authorized representatives, successors and assigns, from and against any and all Losses asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement or in any certificate delivered under this Agreement (each representation and warranty being read for this purpose without regard to any “materially,” “Material Adverse Effect,” “in any material respect” or similar exception or qualifier contained in any such representation or warranty); or (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any certificate or closing document delivered under this Agreement. Buyer shall not be responsible for indemnifying Seller against any costs or losses related to the breach of a representation or warranty of which Seller had actual knowledge on the Closing Date.

(c)      Defense of Claims. If a claim for Losses (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification will give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article V. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Agreement, written notice of such will be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons). The failure of any indemnified party to give timely notice under this Agreement will not affect its rights to indemnification under this Agreement, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party will be obligated under the terms of its indemnity under this Agreement in connection with such lawsuit or action, then the indemnifying party will be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to

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handle and defend the same (unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party will be entitled at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing) and (iii) to compromise or settle such claim, which compromise or settlement will be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within 30 days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim will not be compromised or settled without the written consent of the indemnifying party, which consent will not be unreasonably withheld, unless the proposed settlement involves only the payment of money damages by the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The parties hereto will reasonably cooperate with each other in connection with any such defense.

SECTION 5.03 Setoff. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right, but not the obligation, to setoff and/or offset the amount of any Claims it may have pursuant to this Agreement, if any, against any amounts payable to Seller (the “Setoff Amount”) pursuant to the Note. Buyer shall exercise such right in good faith. If Buyer determines to exercise such right of setoff, notice shall be given to Seller of such determination at least 10 days prior to the due date of the next scheduled Note payment. Upon a final arbitration decision pursuant to Section 7.06 of this Agreement with respect to Seller’s obligation to pay all or any portion of any such Setoff Amount (or upon the joint written agreement of Buyer and Seller) Buyer shall disburse the Setoff Amount, plus any accrued interest or other income thereon, in accordance with the terms of such final decision or written direction.

SECTION 5.04 Limitation on Indemnities. No claim for indemnification may be made by Buyer under Section 5.02(a)(i) or by Seller under Section 5.02(b)(i) hereof with respect to any individual item of liability or damage unless and to the extent that the aggregate of all such claims by Buyer or by Seller, as the case may be, shall be in excess of $50,000, whereupon Buyer or Seller, as the case may be, shall be liable for all such claims, damages and liabilities, and not just those claims in excess of $50,000. Payments by an indemnifying party pursuant to Section 5.02 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received or recovered by the indemnified party from any third party with respect thereto.

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SECTION 5.05 Indemnification Cap. The maximum aggregate liability of Seller with respect to Claims for Losses pursuant to Section 5.02(a), and the maximum aggregate liability of Buyer with respect to Claims for Losses pursuant to Section 5.02(b), shall be the Purchase Price; provided, however, that there shall be no such limit in connection with any rights (a) to bring any claim, demand, suit or cause of action otherwise available based upon (i) any allegation or allegations that Seller or Buyer had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby; (ii) any Claim by Buyer of any nature whatsoever based upon, arising out of or related to any Excluded Liability; or (iii) any Claim of any nature whatsoever resulting from a breach of the representations and warranties in the first sentence of Section 2.01(h) or Sections 2.01(l), 2.01(m) or 2.01(q); or (b) to enforce any judgment of a court of competent jurisdiction in connection with any claim, demand, suit or cause of action described in clause (a) of this Section 5.05.

SECTION 5.06 Remedies Exclusive. The remedies provided in this Article V shall be the exclusive remedies of the parties for any matter for which indemnification may be sought pursuant to Section 5.02 of this Agreement; provided, however, that such exclusivity (i) shall not preclude any statutory or common law remedy in the nature of an injunction or other similar or equitable remedy, including without limitation, Buyer’s right to seek specific performance as provided in Section 3.06, and (ii) shall not limit either party’s remedies with respect to any matter described in clause (a) of Section 5.05.

SECTION 5.07 Effect on the Purchase Price. Any payment made under Article V shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes, except as otherwise required by GAAP for financial accounting purposes only.

ARTICLE VI

TERMINATION; AMENDMENT; WAIVER

SECTION 6.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:

(a)      by mutual written consent of the parties hereto;

(b)      by Buyer, if any of the conditions specified in Section 4.01 shall not have been fulfilled as of the Closing Date;

(c)      by Seller, if any of the conditions specified in Section 4.02 shall not have been fulfilled as of the Closing Date;

(d)      by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer or cured by Seller within five business days after receipt of written notice of such breach from Buyer;

(e)       by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller or cured by Buyer within five business days after receipt of written notice of such breach from Seller;

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(f)      by Buyer, on the one hand, or Seller, on the other hand, if (i) the Closing Date shall not have occurred on or before August 31, 2011 (provided, however, that the right to terminate this Agreement under this Section 6.01(f) shall not be available to any party whose failure to fulfill, or cause to be fulfilled, any obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such time) or (ii) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift or reverse) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, that if a proceeding shall have been initiated by a governmental entity to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement, and such proceeding is continuing on the date six months after the date referred to in clause (f)(i) above, then Buyer, on the one hand, or Seller, on the other hand, may terminate this Agreement and abandon the transactions contemplated by this Agreement provided that such terminating party shall have caused any such proceeding to be dismissed as to all parties thereto.

SECTION 6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01(d) or (e), Buyer or Seller, as the case may be, shall be liable to the other for the material breach of this Agreement by such party which breach led to such termination. In the event of the termination of this Agreement pursuant to any other provision of Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders.

SECTION 6.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of both parties.

SECTION 6.04 Extension; Waiver. At any time prior to the Closing Date, Buyer, on the one hand, or Seller, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) to the extent permitted by applicable laws, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Expenses, etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts, and Seller shall pay any Taxes and conveyance fees, recording charges (including any interest and penalties) related to or incurred in connection with the consummation of the transactions contemplated hereby. Seller shall duly and timely file all Tax Returns required to be filed in connection with such Taxes. Buyer, on the one hand, and Seller, on the other hand, will indemnify one another, and hold one another harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

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SECTION 7.02 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 7.03 Notices. All notices and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three business days after deposit with the U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one business day after the business day of timely deposit with a recognized national courier service for next day delivery (or two business days after such deposit if timely deposited for second business day delivery), if delivered by such means or (d) one business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties as follows:

If to Seller, to:

Charles E. Coppa
Chief Financial Officer
GreenMan Technologies, Inc.
7 Kimball Lane, Building A
Lynnfield, Massachusetts 01940
Telephone Number: (781) 224-2411
Fax: (781) 224-0114

With a copy (which shall not constitute notice) to:

Carl F. Barnes
Morse Barnes-Brown and Pendleton, PC
Reservoir Place
1601 Trapelo Road
Waltham, Massachusetts 02541
Telephone Number: (781) 622-5930
Fax: (781) 622-5933

If to Buyer, to:

Tim Mahoney
Irish Knight Holdings, L.L.C.
1701 Fernwood Lane
Algonquin, Illinois 60102
Telephone Number: (847) 917-3958

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With a copy (which shall not constitute notice) to:

John E. Regan
Early, Tousey, Regan & Wlodek
2400 Big Timber Rd.
Suite 201A
Elgin, Illinois 60124
Telephone Number: (847) 697-6770
Fax: (847) 697-1150

or such other address or addresses as the above shall have designated by notice in writing to the above.

SECTION 7.04 Entire Agreement. This Agreement, its Exhibits and Schedules and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

SECTION 7.05 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed by and determined in accordance with such laws.

SECTION 7.06 Dispute Resolution. Except for Buyer’s right under Section 3.06(d) to specific performance and/or other injunctive relief to enforce or prevent violations of Section 3.06, any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments related thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, will be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the “Rules”), subject to the following:

(a)      The arbitration will take place in Des Moines, Iowa.

(b)      There will be a single arbitrator, who will be selected under the normal procedures prescribed in the Rules.

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(c)      Subject to legal privileges, each party will be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

(d)      At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

(e)      The arbitrator’s decision will be in writing, will be binding and final and may be entered and enforced in any court of competent jurisdiction.

(f)      No party will be eligible to receive, and the arbitrator will not have the authority to award, exemplary, punitive, incidental, direct or consequential damages.

(g)      The arbitrator will not have the power to amend this Agreement.

(h)      The party prevailing in the arbitration shall be entitled to receive reimbursement of its costs, expenses and attorneys’ fees and disbursements, including the costs and expenses of experts and internal resources expended, incurred in connection with the arbitration. The other party to the arbitration shall pay the fees and expenses of the arbitrator and the American Arbitration Association. In the event that neither party prevails with respect to substantially all of the matters subject to the arbitration, the arbitrator shall have the power to determine which party, if either, shall be entitled to the reimbursements described in the first sentence of this Section 7.06(h), and which party (or parties) shall pay the fees an expenses described in the second sentence of this Section 7.06(h).

SECTION 7.07 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

SECTION 7.08 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.09 Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties.

SECTION 7.10 Public Announcements. Buyer, on the one hand, and Seller, on the other hand, will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the written consent of the other parties hereto, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 7.10 or in any other provision of this Agreement shall be construed to prevent or delay Parent from complying with its public disclosure obligations under the rules and regulations of the SEC.

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SECTION 7.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

SECTION 7.12 Interpretation. Time is of the essence of this Agreement. Unless otherwise qualified, references in this Agreement to “Article”, “article”, “Section” or “section” are to provisions of this Agreement and a reference thereto includes any subparts. The descriptive headings of the articles and sections, or of or in the Exhibits and Schedules, are inserted for convenience only and are not a part of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation.

SECTION 7.13. Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties in connection herewith will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection with this Agreement.

SECTION 7.14. Waivers. Any party hereto may, by written notice to the other party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or (iv) waive performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Green Tech Products, Inc.

By	/s/ Lyle E. Jensen
Name: Lyle E. Jensen
Title: Vice President

Irish Knight Holdings, L.L.C.

By	/s/ Timothy J. Mahoney
Name: Timothy J. Mahoney
Title: Managing Partner

For purposes of Section 3.04(b) and (c) only:

GreenMan Technologies Inc.

By	/s/ Lyle E. Jensen
Name: Lyle E. Jensen
Title: President and CEO

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Index of Exhibits and Schedules

Exhibit A – Bill of Sale

Exhibit B – Instrument of Assumption of Liabilities

Exhibit C – Form of Promissory Note

Exhibit D – Form of Assignment of the Real Estate Contract

Exhibit E – Form of Indemnification Agreement

Schedule 1.01(a)(i) – Tangible Personal Property Not Included in the Assets

Schedule 1.01(a)(ii) – Intellectual Property Not Included in the Assets

Schedule 1.01(a)(vii) – Licenses, Permits and Approvals Not to be Transferred

Schedule 1.03 – Certain Assumed Liabilities

Schedule 2.01 – Disclosure Schedule

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